Exhibit 99.1

          AEP INDUSTRIES INC. REPORTS FISCAL 2007 FIRST QUARTER RESULTS

    SOUTH HACKENSACK, N.J., March 12 /PRNewswire-FirstCall/ -- AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal first quarter ended January 31, 2007.

    Net sales decreased $13.4 million, or 7.0%, in the first quarter of fiscal 2007 to $179.3 million as compared to $192.7 million in the first quarter of fiscal 2006. The decrease in net sales was the result of a 14.2% decrease in unit prices mitigated by a 6.9% increase in sales volume during the first quarter of fiscal 2007 as compared to the same period in fiscal 2006. The decrease in net sales also includes a net positive impact of foreign exchange of $2.5 million.

    Gross profit for the first quarter of fiscal 2007 increased $6.2 million to $44.1 million as compared to $37.9 million in the same quarter of the prior year. The improvement in gross profit for the first quarter of fiscal 2007 was primarily due to an approximately $6.9 million reduction of LIFO inventory reserves. The increase in gross profit also includes a net positive effect of $0.3 million related to foreign exchange.

    Operating expenses for the three months ended January 31, 2007 increased $0.7 million, or 3.2%, to $22.6 million from the comparable period in the prior fiscal year. The increase is primarily due to an increase in delivery and selling expenses resulting from higher volumes sold and $0.5 million of increased compensation costs recorded in accordance with SFAS 123R for the Company's stock options and performance units, partially offset by a decrease in audit and consulting fees associated with compliance with the Sarbanes-Oxley Act of 2002 and lower general and administrative costs in the Company's FIAP operation (liquidation completed in December 2006).

    Other operating income (expense) for the three months ended January 31, 2006 amounted to $1.4 million in income, which primarily was the result of a gain on the sale of the Company's FIAP land and building in January 2006 producing a gain, after costs to sell, of $1.4 million. There were no disposals of property, plant and equipment during the three months ended January 31, 2007.

    Operating income increased to $21.5 million in the current fiscal period, an improvement of $4.0 million over the $17.5 million earned in the first quarter of fiscal 2006. This increase results from the flow through of the previously discussed improvements in gross profit.

    Interest expense for each of the three month periods ended January 31, 2007 and 2006 was $4.0 million. Interest expense on the Company's credit facility increased approximately $0.1 million resulting from higher average borrowings during the quarter ended January 31, 2007 as compared to the same period in the prior fiscal year and higher interest rates on credit facility borrowings. Interest expense in the Company's foreign locations decreased approximately $0.1 million primarily due to reduced borrowings during the quarter ended January 31, 2007 as compared to the same period in the prior fiscal year.

    Other, net for the three months ended January 31, 2007 amounted to $76,000 in income, as compared to $7.5 million in expense for the same period in the prior year. During the prior period, the Company charged operations approximately $8.0 million for the accumulated foreign currency translation losses of FIAP in accordance with SFAS No. 52, "Foreign Currency Translation." The remaining decrease in other income of $0.4 million is primarily attributable to foreign currency losses in the current period as compared to gains in the prior period resulting from a decrease in the number of hedge contracts settled in each period, changes in foreign exchange rates, and a decrease in unrealized gains on foreign currency denominated payables and receivables.

    The provision for income taxes for the three months ended January 31, 2007 was $6.9 million on income from continuing operations before the provision for income taxes of $17.6 million. The difference between the Company's effective tax rate and the U.S. statutory tax rate of 35% relates primarily to the following: (i) $0.7 million provision for state taxes in the United States, net of federal tax benefit (3.9%) and (ii) $0.1 million true-up of prior year's estimated tax refund in New Zealand relating to excess non-resident withholding tax payments made on cash repatriations to the United States (0.3%).

    "We are very pleased with first quarter operations and the resulting cash flow. We believe the reasons that cash flow has improved has to do with positions management has taken over many years oriented toward the management of back logs, the coordination of inventory levels, and the Company's absolute focus on efficient operations," stated Brendan Barba, Chairman and Chief Executive Officer of the Company.

    "Our confidence in and commitment to our Company and its future is evidenced by our recent purchase of approximately 109,000 shares of our own stock. We believe this purchase was in the best interests of all shareholders. We thank you for your continued support."

    Net income for the 2007 period was $10.7 million or $1.33 per diluted share. This compares to net income in the 2006 period of $0.3 million or $0.03 per share.

    Adjusted EBITDA was $20.5 million for the quarter ended January 31, 2007, reflecting a decrease of $1.0 million, from the $21.5 million in the first fiscal quarter of 2006.

    Reconciliation of Non-GAAP Measures to GAAP

    The Company defines Adjusted EBITDA as net income before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense), non-cash share-based compensation expense and non-cash employee stock ownership plan ("ESOP") expense. The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation and non-cash ESOP charges. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions.

    Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

    The following is a reconciliation of the Company's Adjusted EBITDA to net income, the most directly comparable GAAP financial measure:

                               AEP INDUSTRIES INC.
                           Adjusted EBITDA Calculation
                                   (unaudited)
                 Reconciliation of Net Income to Adjusted EBITDA

                                               YTD           YTD
                                           Fiscal 2007   Fiscal 2006
                                           -----------   -----------
                                                 (in thousands)

Net income                                 $    10,692   $       256
Loss from discontinued operations                  (19)         (708)
Income from continuing operations               10,711           964
  Provision for taxes                            6,900         4,975
  Interest expense                               3,998         4,002
  Depreciation and amortization expense          4,901         3,743
  Write off FIAP CTA                                 -         7,986
  Gain on sale of FIAP land and building             -        (1,442)
  Increase (decrease) in LIFO reserve           (6,885)          904
  Other non-operating income                       (76)         (446)
  Non-cash share-based compensation                943           245
  Non-cash ESOP expense                              -           552

                Adjusted EBITDA            $    20,492   $    21,483

    The Company invites all interested parties to listen to its first quarter conference call live over the Internet at http://www.aepinc.com on Tuesday, March 13, 2007 at 10.00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

    AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in three countries in North America and Europe.

    Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2006 and subsequent filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                For the Three Months Ended
                                                --------------------------
                                                January 31,    January 31,
                                                   2007           2006
                                                -----------    -----------
NET SALES                                       $   179,335    $   192,760

COST OF SALES                                       135,222        154,831
          Gross profit                               44,113         37,929
OPERATING EXPENSES
    Delivery                                          8,432          7,943
    Selling                                           8,353          7,614
    General and administrative                        5,795          6,318
          Total operating expenses                   22,580         21,875

OTHER OPERATING INCOME:
          Gain on sales of property and
           equipment, net                                 -          1,427

          Operating Income                           21,533         17,481
OTHER INCOME (EXPENSE):
    Interest expense                                 (3,998)        (4,002)
    Other, net                                           76         (7,540)
                                                     (3,922)       (11,542)

          Income from continuing operations
           before provision for income taxes         17,611          5,939
PROVISION FOR INCOME TAXES                            6,900          4,975
          Income from continuing operations          10,711            964

DISCONTINUED OPERATIONS:
    Pre-tax loss from operations                        (19)          (688)
    Income tax provision                                  -             20
          Loss from discontinued operations             (19)          (708)
          Net income                            $    10,692    $       256
EARNINGS (LOSS) PER COMMON SHARE - Basic
          Income from continuing operations     $      1.36    $      0.11
          Loss from discontinued operations     $         -    $     (0.08)
                Total net income                $      1.35    $      0.03

EARNINGS (LOSS) PER COMMON SHARE - Diluted
          Income from continuing operations     $      1.33    $      0.11
          Loss from discontinued operations     $         -    $     (0.08)
                Total net income                $      1.33    $      0.03

SOURCE  AEP Industries Inc.
    -0-                             03/12/2007
    /CONTACT: Paul Feeney, Executive Vice President and Chief Financial Officer of AEP Industries, +1-201-807-2330, feeneyp@aepinc.com/
    /Web site:  http://www.aepinc.com /
    (AEPI)